Exhibit 5.1

July 8, 2022

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida 33487

Re:	Terran Orbital Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Terran Orbital Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time of up to 27,714,791 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), consisting of (i) 214,791 outstanding shares of Common Stock (“Commitment Shares”) issued by the Company on July 5, 2022 to the Selling Stockholder pursuant to the Common Stock Purchase Agreement, dated as of July 5, 2022, by and between the Company and B. Riley Principal Capital II, LLC (the “Purchase Agreement”) and (ii) up to 27,500,000 shares of Common Stock (the “Purchase Shares”) to be issued and sold by the Company to the Selling Stockholder from time to time, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement. The Commitment Shares and the Purchase Shares are collectively referred to herein as the “Shares.” The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) upon issuance of the Purchase Shares pursuant to the Purchase Agreement, valid book-entry notations for the issuance of the Purchase Shares in uncertificated form will have been duly made in the share register of the Company; (ii) at the time of each issuance of Purchase Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation, as amended, that have not otherwise been issued or reserved or committed for issuance; (iii) the price per share paid for the Purchase Shares issued pursuant to the Purchase Agreement is not less than the par value of the Purchase Shares; and (iv) prior to the consummation of any stock split or other

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Terran Orbital Corporation July 8, 2022 Page 2

similar transaction, the Company shall have taken such corporate action, if any, as shall be necessary to reserve for issuance and authorize for issuance as Purchase Shares such additional number of shares of Common Stock, if any, not then reserved and authorized for issuance as Purchase Shares as shall thereupon be issuable in accordance with the terms of the Purchase Agreement as a result thereof. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Commitment Shares have been duly authorized, validly issued, fully paid and non-assessable.

2. When issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

Terran Orbital Corporation July 8, 2022 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP